February 14, 2020

Board of Directors
Emerald Health Bioceuticals Inc.
5910 Pacific Center Blvd, Ste 300
San Diego, California 92121

Re:  Offering Circular on Form 1-A

Dear Board Members:

You have requested our opinion with respect to certain matters in connection with the filing by Emerald Health Bioceuticals Inc. (the “Company”), of an Offering Circular on Form 1-A (as amended or supplemented, the “Offering Circular”) with the Securities and Exchange Commission (the “Commission”).  The Offering Circular is filed pursuant to Regulation A under the Securities Act of 1933, as amended (the “Act”).

This opinion is submitted pursuant to the applicable rules of the Commission in connection with the qualification of the Offering Circular and the offering by the Company of up to 10,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, as described in the Offering Circular.

In connection with this opinion, we have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Certificate of Incorporation, as amended, and Bylaws of the Company; (b) resolutions of the Board of Directors of the Company authorizing the issuance of the Shares; (c) the Offering Circular and the exhibits thereto; (d) the agreements, instruments and documents pursuant to which the Shares were or are to be issued; (e) applicable provisions of the corporate laws of the State of Delaware and published judicial and administrative interpretations thereof; and (f) such other matters of law as we have deemed necessary for the expression of the opinion herein contained.  In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon.

Based upon and subject to and limited by the foregoing, we are of the opinion that when the Offering Circular has been qualified by order of the Commission, the Shares, when issued and sold in accordance with the terms and conditions contemplated by and upon the terms and conditions set forth in the Offering Circular and that certain Subscription Agreement, a form which is included in the Offering Circular as Exhibit 4.1, and upon receipt by the Company of the agreed upon consideration therefore, will be legally issued, fully paid and non-assessable.

The foregoing opinion is limited to the federal laws of the United States and the Delaware General Corporation Law, and we express no opinion as to the effect of the laws of any other jurisdiction. In this connection, we hereby confirm that the foregoing reference to the Delaware General Corporation Law includes the statutory provisions and also all reported judicial decisions interpreting these laws.

GREENBERG TRAURIG, LLP  ■  ATTORNEYS AT LAW  ■  WWW.GTLAW.COM
1201 K Street, Suite 1100, Sacramento, California 95814 ■ Tel: 916.442.1111 ■ Fax 916.448.1709

Emerald Health Bioceuticals, Inc.
February 14, 2020

This opinion has been prepared for use in connection with the Offering Circular, and this opinion may not be relied upon for any other purpose without our express written consent. Our opinion expressed herein is limited to the matters stated and no opinion is implied or may be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion as an exhibit to the Offering Circular. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Sincerely,

/s/Greenberg Traurig P.A.

Greenberg Traurig, P.A.

   cc:       Gaetano Morello
Tu Diep

GREENBERG TRAURIG, LLP  ■  ATTORNEYS AT LAW  ■  WWW.GTLAW.COM
1201 K Street, Suite 1100, Sacramento, California 95814 ■ Tel: 916.442.1111 ■ Fax 916.448.1709